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                                                                      APPENDIX 3

            [AMENDMENT TO PERFORMANCE GOAL FORMULA APPLICABLE TO GRANTS OF
                 RESTRICTED SHARES AND UNITS TO EXECUTIVE MANAGEMENT]

         RESOLUTIONS OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                  OF THE MERRILL LYNCH & CO., INC. BOARD OF DIRECTORS


ADOPTED DECEMBER 2, 1996, SUBJECT TO STOCKHOLDER APPROVAL.

    RESOLVED, that, having received the recommendation of the Corporation's management, the Committee hereby amends Section 1(m) of the Executive Officer Compensation Plan and the Definition of Net Income contained in the Performance Goals governing the grant of Restricted Shares and Units under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan ("LTICP") or successor plans, adopted in resolutions of the Committee, dated January 17, 1994 and February 28, 1994, and approved by the Corporation's Stockholders on April 19, 1994, to read in its entirety as follows:

         (m) "NET INCOME" means, with respect to any Performance Year, Net Earnings Applicable to Common Stockholders for ML & Co. as it appears in ML & Co.'s Statement of Consolidated Earnings contained in ML & Co.'s Consolidated Financial Statements for such Performance Year adjusted to eliminate: (i) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by ML & Co. for the relevant Performance Year; (ii) expenses classified as "Provisions for Restructuring"; (iii) gains and/or losses classified as "Discontinued Operations"; (iv) gains or losses classified as "Extraordinary Items", which may include: (A) profits or losses on disposal of assets or segments of the previously separate companies of a business combination within two years of the date of such combination; (B) gains on restructuring payables (C) gains or losses on the extinguishment of debt;
    (D) gains or losses from the expropriation of property; (E) gains or losses that are the direct result of a major casualty; and (F) losses resulting from a newly enacted law or regulation; and (v) other expenses or losses that are unusual in nature or infrequent in occurrence.

    In each instance, the above-referenced adjustment to Net Income must be in accordance with generally accepted accounting principles and appear on the face of ML & Co.'s Statement of Consolidated Earnings contained in ML & Co.'s Consolidated Financial Statements for such Performance Year, and said adjustment will be calculated net of related applicable income tax effect.